EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 25, 2019, with respect to the statements of condition including the related portfolios of American Infrastructure Growth Portfolio 2019-1 and MLP & Income Portfolio 2019-1 (included in Invesco Unit Trusts, Series 1939) as of January 25, 2019, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-228544) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
January 25, 2019